As filed with the Securities and Exchange Commission on March 26, 2010

Registration No. 333-159487

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1 ON FORM S-3*

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BROADWIND ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	3360	88-0409160
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

47 East Chicago Avenue, Suite 332

Naperville, IL 60540

(630) 637-0315

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J.D. Rubin

Vice President, General Counsel and Secretary

Broadwind Energy, Inc.

47 East Chicago Avenue, Suite 332

Naperville, IL 60540

(630) 637-0315

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert L. Verigan
Matthew G. McQueen
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
(312) 853-7000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

*Explanatory Note

This Post-Effective Amendment No. 1 to Form S-1 on Form S-3 is being filed, in part, for the purpose of converting the Registrant’s Registration Statement on Form S-1 (File No. 333-159487) into a Registration Statement on Form S-3.

PROSPECTUS (Subject to Completion) dated March 26, 2010

The information contained in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

51,393,103 Shares

COMMON STOCK

This prospectus covers the resale by selling stockholders of up to 51,393,103 shares of our common stock, $0.001 par value per share.

The selling stockholders may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering.  The shares of our common stock may be sold at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and any prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents.

We do not know when or in what amounts the selling stockholders may offer these shares of our common stock for sale. The selling stockholders may sell all, some or none of the shares of our common stock offered by this prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock sold by the selling stockholders.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “BWEN.” On March 25, 2010, the last reported sale price of our common stock was $4.53 per share.

Our principal executive office is located at 47 East Chicago Avenue, Suite 332, Naperville, IL 60540. Our phone number is (630) 637-0315 and our website address is www.broadwindenergy.com. Information contained on our website does not constitute part of this prospectus.

Investing in our common stock involves substantial risks. You should carefully consider the information referenced to under “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2010

i

ABOUT THIS PROSPECTUS

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document.  This information, other than exhibits to documents that are not specifically incorporated by reference in this prospectus, is available to you without charge upon written or oral request to:  Broadwind Energy, Inc., 47 East Chicago Avenue, Suite 332, Naperville, Illinois, 60540, Attention: Corporate Secretary, telephone number (630) 637-0315.

You should rely only on the information contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. Neither we nor the selling stockholders have authorized any other person to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock. Our business, financial operations and prospects may have changed since those dates.

Information contained on our website does not constitute a part of this prospectus.

We obtained the industry, market and competitive position data used throughout this prospectus from our own research, internal surveys and studies conducted by third parties, independent industry associations or general publications and other publicly available information. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Forecasts and estimates involve risks and uncertainties and are subject to change based on various factors, including those referenced to under the heading “Risk Factors” in this prospectus.  References in this prospectus to the size or quantity of wind turbines or towers expressed in terms of Megawatts, or MW, or Kilowatts, or kW, refer to the nameplate capacity of the wind turbines as specified by the manufacturer.

ii

PROSPECTUS SUMMARY

You should read the following summary together with all of the more detailed information regarding us and our common stock being sold in the offering, including the information appearing elsewhere in this prospectus as well as the documents incorporated by reference herein. Unless we state otherwise, “Broadwind Energy,” “Broadwind,” the “Company,” “we,” “us” and “our” refer to Broadwind Energy, Inc. and its wholly-owned subsidiaries. The “selling stockholders” refers, collectively, to the selling stockholders named in this prospectus under the heading “Selling Stockholders.”

Business Overview

Broadwind Energy provides technologically advanced high-value products and services to the U.S. wind energy industry. We believe we are the only independent company that offers our breadth of products and services to the market. Our product and service portfolio provides our customers, including wind turbine manufacturers, wind farm developers and wind farm operators, with access to a broad array of wind component and service offerings, which we believe is becoming increasingly important in today’s wind market. We also provide technical service and precision repair and engineering and specialized logistics to the wind industry in the United States, a highly-fragmented market in which we hold a significant position. We have long standing relationships with our primary customers, who include several leading participants in the U.S. wind sector.

We believe we are well positioned to capture market opportunities associated with the anticipated growth in the wind farm development business in the United States. We believe this turn-around will be driven by: (i) macroeconomic factors, including a broad economic recovery, an increase in overall energy prices and federal and state-level wind development incentives, (ii) broad upgrades to existing transmission infrastructure and increasing proliferation of smart grid technology, and (iii) the maturation of technologies and services within the wind industry, including increased turbine efficiencies, a coordinated global supply chain and improved equipment maintenance and reliability. Given our installed capital base, we believe we will be able to substantially grow revenues prior to investing in additional capital equipment.

As of December 31, 2009, we had four subsidiaries which consisted of Brad Foote Gear Works, Inc. (“Brad Foote”), Tower Tech Systems Inc. (“Tower Tech”), Energy Maintenance Service, LLC (“EMS”) and Badger Transport, Inc. (“Badger”). In December 2009, we merged the operations of our R.B.A., Inc. (“RBA”) subsidiary into Tower Tech.

In December 2009, we revised our reporting segment presentation into four reportable operating segments: Towers, Gearing, Technical and Engineering Services, and Logistics. Accordingly, all current and prior period financial results have been revised to reflect these changes. For additional financial information related to our segments, please refer to Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 19 “Segment Reporting” in Item 15 in our Annual Report filed on Form 10-K for the year ended December 31, 2009 for further  information regarding our segments.

The following is a description of our product and service offerings:

Towers

We manufacture structural towers for wind turbines. We specialize in heavier “next generation” wind towers that are larger, more technically advanced towers, designed for 2 MW and larger wind turbines. Since starting commercial production in 2005, we have produced over 500 towers. Our production facilities are strategically located in close proximity to the primary U.S. wind resource regions, sited in Wisconsin, Texas and South Dakota. When our Brandon, South Dakota facility becomes operational, our three tower production facilities will have a combined annual tower production capacity sufficient to support turbines generating more than 1,500 MW of power.

Our structural towers for wind turbines are predominantly sold to wind turbine manufacturers who utilize our products in the assembly of wind turbines. Due to the highly specialized nature of our products, they are generally sold through our direct sales force following an evaluation, qualification and testing period, which may occur over a number of months. We compete based on product performance, quality, price, location and available capacity. We have periodically entered into multi-year framework agreements under which we expect to provide products to certain key customers over multi-year periods. Our principal wind tower customers include Gamesa, Vestas and Nordex. We also manufacture specialty fabrications and heavy weldments for wind energy and other industrial customers.

Gearing

We manufacture high precision gearing systems for wind turbines. We also manufacture custom-engineered gearing systems for the mining, energy and other industrial sectors.

We produce to the highest industry quality standards, and we were the first U.S. gear manufacturer to achieve ISO 9001 certification. We use an integrated manufacturing process, which includes our machining process in Cicero, Illinois, our heat treatment process in Neville Island, Pennsylvania and our finishing process in our Cicero factory. These complex production processes allow us to manufacture custom products to meet the stringent tolerances and high quality standards of our wind turbine customers. Our precision gearing manufacturing facilities have the production capacity to support turbines producing more than 4,000 MW of power annually.

Due to the highly specialized nature of our gearing, it is generally sold through our direct sales force following an evaluation, qualifying, prototyping and testing period, which may occur over a number of months. We compete based on product performance, quality, price and available capacity. We have periodically entered into multi-year framework agreements under which we expect to provide products to certain key customers over multi-year periods. Our principal customers include General Electric and Clipper Windpower, both of whom have been long-standing customers. We are currently in discussions with large global gear drive original equipment manufacturers with the aim of becoming a gearing system supplier to one or more of these companies.

We also manufacture gearing for industrial markets including mining and oilfield equipment. We target niche markets and applications that require the strict tolerances and high quality standards of our processes. These products serve to diversify our customer and product portfolio and balance our plant loadings.

Technical and Engineering Services

We offer technical and precision repair and engineering services to developers and operators of wind farms and manufacturers of wind turbines. Our technical services business provides construction support and operations and maintenance services to the wind industry. Our engineering services include precision repair and refurbishment of the complex systems and components of wind turbines. Sales contacts are typically initiated through a small direct sales force, or through operating unit managers located in our geographically dispersed service locations. Sales are generally made under individual purchase orders, although we have blanket purchase orders or framework agreements in place with select key customers. Our Technical and Engineering Services business competes with a number of independent service providers in a highly-fragmented but growing industry. Our principal Technical and Engineering Services segment customers include Bluarc, NexGen Energy Partners, NextEra Energy Resources, Siemens Energy and Suzlon Wind Energy. Our service locations are in Illinois, California, South Dakota, Texas and Colorado. Our vision is to become the most comprehensive service provider to the United States and Canadian wind industry by expanding the number of our service centers and product offerings.

Our specialty services include oil change-out, up-tower tooling for gearing systems, drive-train and blade repairs and component replacement. Our construction support capabilities include assembly of towers, nacelles, blades and other components. We also provide customer support, preventive maintenance and wind technician training. Our technicians utilize our regional service centers for storage and repair of parts as well as our training offerings.

Through our precision repair and engineering services, we repair and refurbish complex wind components, including control systems, gearboxes and blades. We also conduct warranty inspections, commission turbines and provide technical assistance. Additionally, we build replacement control panels for kW class wind turbines and repair both kW and MW blades. A large portion of the approximately 35,000 MW installed base of wind turbines in the United States is now coming out of warranty, creating a growing need for MW gearbox refurbishment. We plan to develop during 2010 the first independent gearbox refurbishing center and gearbox test stand to perform full-load testing for MW class wind turbine units.

Logistics

We offer specialized transportation, permitting and logistics management to the wind industry for oversize and overweight machinery and equipment. We deliver complete turbines to the installation site, including blades, nacelles and tower sections for final erection. We focus on the project management of the delivery of complete wind turbine farms. We have a fleet of over 60 specialized heavy haul trailers supporting annual delivery of 500 MW of full turbine components. We primarily compete based on the availability of our trailer asset base, our service, price and reliability. Sales contracts are typically initiated through a small direct sales force, under discrete purchase orders issued by a turbine manufacturer or wind farm developer. Although we predominantly focus on wind energy customers, we also periodically haul other oversized equipment such as large pressure vessels or other industrial equipment, in order to maintain utilization of our heavy haul fleet. Our principal customers include Gamesa and Suzlon Wind Energy.

The Offering

Common stock offered by the selling stockholders….	51,393,103 shares
Use of proceeds………………………………………	We will not receive any proceeds from the sale of any shares in this offering by the selling stockholders. See “Use of Proceeds” for more information.
NASDAQ Global Select Market Symbol……………	“BWEN”

The selling stockholders are Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Overseas Master Fund, L.P. (“TMF”), Tontine Partners, L.P. (“TP”), Tontine Overseas Fund, Ltd. (“TOF”), Tontine 25 Overseas Master Fund, L.P. (“T25”),  Tontine Capital Overseas Master Fund II, L.P. (“TCP2” and collectively with TP, TOF, TCP, TMF, T25 and their affiliates, “Tontine”) and J. Cameron Drecoll, our Chief Executive Officer and one of our directors.   For more information regarding how the selling stockholders acquired the securities they are offering, as well as a description of the nature of any position, office or other material relationship which the selling stockholders have had within the past three years with us or any of our predecessors or affiliates, see “Selling Stockholders.”

We are registering common stock offered by the selling stockholders under the terms of registration rights agreements and subsequent amendments to the registration rights agreements between us and the selling stockholders, as more fully described under the section titled “Selling Stockholders.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and other risks and uncertainties described in this prospectus and the documents incorporated by reference herein.  If any of the following risks materialize, our business, financial condition or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

Risks Relating to Our Common Stock and This Offering

Future sales of our common stock may depress our share price.

In a Schedule 13D/A filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2008, Tontine stated its intention to explore alternatives for the disposition of its equity interest in the Company.  On January 21, 2010, Tontine completed an underwritten public offering of 6,125,000 shares of our common stock.  Mr. Drecoll also sold 1,125,000 shares of his common stock in this public offering.  Subsequently, Tontine disclosed in a Schedule 13D/A filed with the SEC on March 10, 2010, that Tontine may dispose of its remaining shares of our common stock at any time.  Further sales of our common stock by Tontine or Mr. Drecoll, or the announcement or expectation by others of such sales, may decrease the trading price of our common stock.

The price of our common stock may fluctuate substantially and your investment may decline in value.

The market price of our common stock has been volatile and may fluctuate substantially due to many factors, including:

•                  actual or anticipated fluctuations in our results of operations;

•                  failure to meet our earnings estimates should we decide to provide such estimates in the future;

•                  conditions and trends in the energy markets in which we operate and changes in the estimation of the size and growth rate of these markets;

•                  changes or proposed changes in, or differing interpretations of, laws or regulations affecting our business or the businesses of our customers, including state renewable portfolio standard programs and the various federal tax incentives available to our customers;

•                  natural disasters, war and/or terrorism, which may disrupt our operations and those of our customers;

•                  additions or departures of members of our senior management or other key personnel;

•                  announcements of significant contracts or development by us or our competitors;

•                  loss of one or more of our significant revenue sources;

•                  changes in market valuation or earnings of our competitors;

•                  the trading volume of our common stock;

•                  reports published by industry or securities analysts or the cessation of the publication of those reports; and

•                  general market and economic conditions.

In addition, the stock market in general, and the NASDAQ Global Select Market, as well as the market for broader energy and renewable energy companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of particular companies affected. These broad market and industry factors may materially and adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could materially harm our business, results of operations, financial condition and cash flow.

Provisions in our charter documents, certain agreements to which we are a party and Delaware law may delay or prevent acquisition of our Company, which could adversely affect the value of our common stock.

Provisions contained in our certificate of incorporation and bylaws, certain agreements to which we are a party, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions include:

•                  the power of the board of directors to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•                  the ability of Tontine to designate three out of the six members of our board of directors;

•                  the inability of stockholders to fix the number of directors; and

•                  the inability of stockholders to call special meetings.

Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made or incorporated by reference in this prospectus are “forward-looking statements”—that is, statements related to future, not past, events—as defined in Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect our current expectations regarding our future growth, results of operations, cash flows, performance and business prospects, and opportunities, as well as assumptions made by, and information currently available to, our management. Forward-looking statements include any statement that does not directly relate to a current or historical fact. We have tried to identify forward-looking statements by using words such as “anticipate,” “believe,” “expect,” “intend,” “will,” “should,” “may,” “plan” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on information currently available to us and are subject to various risks, uncertainties, and other factors, including, but not limited to, those risk factors identified in the documents incorporated by reference into this prospectus, that could cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Our forward-looking statements may include or relate to the following: (i) our plans to continue to grow our business through organic growth and integration of previous and future acquisitions; (ii) our beliefs with respect to the sufficiency of our liquidity and our plans to evaluate alternate sources of funding if necessary; (iii) our expectations relating to the extension, continuation or renewal of federal tax incentives and grants and state renewable portfolio standards; (iv) our expectations relating to construction of new facilities, expansion of existing facilities and sufficiency of our existing capacity to meet the demands of our customers and support expectations regarding our growth; (v) our plans with respect to the use of proceeds from financing activities; (vi) our beliefs and expectations relating to the economic downturn and the potential impact it may have on our business, including our customers; (vii) the anticipated benefits of our remediation efforts on the strength of our internal control processes and our plans with respect to future remediation efforts; and (viii) our beliefs regarding the state of the wind energy market generally. You should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties, or potentially inaccurate assumptions that could cause our current expectations or beliefs to change. Except as expressly required by the federal securities laws, we undertake no obligation to update such factors or to publicly announce the results of any of the forward-looking statements contained herein to reflect future events, developments, or changed circumstances or for any other reason.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders.  All proceeds from the sale of the securities offered by the selling stockholders under this prospectus will be for the account of the selling stockholders, as described below in the sections entitled “Selling Stockholders” and “Plan of Distribution.” With the exception of any brokerage fees and commissions which are the respective obligations of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which includes our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

SELLING STOCKHOLDERS

We are registering the shares of our common stock to be sold by the selling stockholders under the terms of registration rights agreements and subsequent amendments to the registration rights agreements between us and the selling stockholders.  Such securities were issued by us in transactions that were exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  We are registering these securities in order to permit the selling stockholders who purchased them from us to dispose of the shares of common stock, or interests therein, from time to time.  The selling stockholders may sell all, some, or none of their shares in this offering.  See “Plan of Distribution.”

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  Column A lists the number of shares of common stock beneficially owned by each selling stockholder as of March 24, 2010.  Column B lists the shares of common stock covered by this prospectus that may be disposed of by each of the selling stockholders.  Column C lists the number of shares of common stock that will be beneficially owned by the selling stockholders assuming all of the shares covered by this prospectus are sold.  Column D lists the percentage of the class that will be beneficially owned by each of the selling stockholders based on 106,706,426 shares of common stock outstanding on March 24, 2010 and assuming all the shares covered by this prospectus are sold.

The selling stockholders may decide to sell all, some, or none of the securities listed below.  We cannot provide you with any estimate of the number of securities that any of the selling stockholders will hold in the future.  For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such securities.

The inclusion of any securities in the following table does not constitute an admission of beneficial ownership by the persons named below.  Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities.  Except as indicated below, no selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

Name	Securities Beneficially Owned Prior to Offering (A)	Securities Being Offered (B)	Securities Beneficially Owned After Offering (C)	Percent of Beneficial Ownership After Offering (D)

Tontine Capital Partners, L.P. (1)(2)	16,520,728	16,520,728	-0-	0%

Tontine Partners, L.P. (1)(2)	11,188,667	11,188,667	-0-	0%

Tontine Capital Overseas Master Fund, L.P. (1)(2)	4,053,874	4,053,874	-0-	0%

Tontine Overseas Fund, Ltd. (1)(2)	3,152,518	3,152,518	-0-	0%

Tontine 25 Overseas Master Fund, L.P. (1)(2)	2,944,258	2,944,258	-0-	0%

Tontine Capital Overseas Master Fund II, L.P. (1)(2)	2,103,590	2,103,590	-0-	0%

J. Cameron Drecoll (1)(3)	11,429,468	11,429,468	-0-	0%

(1)                                 Tontine’s shares were acquired and sold in the following transactions:

a.              On March 1, 2007, we completed a private placement to TCP and TMF in which TCP and TMF purchased a total of 10,266,667 shares of our common stock.  Also on March 1, 2007, TCP and TMF purchased a total of 2,400,000 shares of our common stock from Christopher Allie, Raymond L. Brickner III, Terence P. Fox and Daniel P. Wergin.

b.              On August 28, 2007, TCP and TMF purchased a total of 2,200,000 shares of our common stock from Alex C. Allie, Peter C. Allie, Christopher C. Allie, Stacey C. Culligan, Wergin Family Dynasty Trust 2005, Daniel P. Wergin and Terence P. Fox.

c.               On October 19, 2007, we completed a private placement to TMF, TP, TOF and T25 in which (i) these entities purchased a total of 12,500,000 shares of our common stock, and (ii) TMF, TP and TOF each purchased a Senior Subordinated Convertible Promissory Note (each note, a “Tontine Note”) with a total principal amount of $25,000,000 among the three Tontine Notes.  All principal and interest outstanding under the Tontine Notes was generally convertible into newly issued shares of our common stock on or after January 19, 2008, at a price of $7.50 per share.

d.              On November 1, 2007, TMF, TP and TOF purchased a total of 1,709,572 shares of our common stock from Raymond L. Brickner III, Terence P. Fox and Daniel P. Wergin.

e.               On January 16, 2008, we completed a private placement to TP and T25 in which TP and T25 purchased a total of 2,031,250 shares of our common stock.

f.                On April 24, 2008, we completed a private placement to TP, TOF and T25 in which these entities purchased a total of 5,025,126 shares of our common stock.  Also on April 24, 2008, TMF, TP and TOF each converted its Tontine Note into newly issued shares of our common stock, resulting in the receipt by TMF, TP and TOF of a total of 3,333,332 shares of common stock.

g.               On June 5, 2008, we completed a private placement to TCP in which TCP purchased 7,537,688 shares of our common stock.

h.              On June 29, 2009, TCP, TP, TOF, T25 and TMF sold a total of 915,000 shares of our common stock on the open market pursuant to Rule 144 of the Securities Act for aggregate proceeds of $9,781,167.

i.                  On January 21, 2010, TCP, TP, TOF, T25 and TMF sold a total of 6,125,000 shares of our common stock in the open market pursuant to a registered public offering for aggregate proceeds of $33,457,813.

j.                 On February 1, 2010, TCP, TP, TOF, T25 and TMF transferred 2,103,590 shares to TCP2 as part of a reallocation of ownership of our common stock among the Tontine entities.

See also under the caption “Certain Transactions with Selling Stockholders” below for a further description of certain transactions in which Tontine acquired shares of Broadwind common stock.

Tontine and its affiliates have shared voting and dispositive powers with respect to the shares held by TCP, TP, TMF, TOF, T25 and TCP2.  Mr. Jeffrey Gendell is the managing member of the following entities: (i) Tontine Capital Management, L.L.C., a Delaware limited liability company that is the general partner of TCP and T25; (ii) Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company that is the general partner of TMF; (iii) Tontine Management, L.L.C., a Delaware limited liability company that is the general partner of TP; (iv) Tontine Overseas Associates, L.L.C., a Delaware limited liability company that is the investment advisor for TOF; and (v) Tontine Asset Associates, L.L.C., a Delaware limited liability company that is the general partner of TCP2. Accordingly, Mr. Gendell has ultimate voting control and investment control over the shares owned by TCP, TMF, TP, TOF, T25 and TCP2. Tontine has voting control over additional shares of our common stock for certain matters, pursuant to the following proxy agreements:

x.              The Founding Stockholders’ Proxy Agreements:    In connection with a Securities Purchase Agreement among TCP and TMF, as buyers, and Raymond L. Brickner III, Christopher C. Allie, Daniel P. Wergin and Terence P. Fox, as sellers (together, the “Founding Stockholders”), which was entered into in March 2007, each of the Founding Stockholders entered into an irrevocable proxy agreement with TCP and TMF (the “Founding Stockholders’ Proxy Agreements”), whereby each Founding Stockholder appointed each of TCP or TMF and any other person appointed by those entities as a proxy with respect to any and all shares of our common stock then beneficially owned or subsequently acquired by such persons, including shares over which such persons have voting control as trustee or in any other capacity, with respect to the following matters: (i) ensuring that any future acquisitions by Tontine entities of up to 35% of our fully-diluted outstanding common stock will not be subject to anti-takeover provisions included in any of our organizational documents or the laws and regulations of any governmental authority; and (ii) electing directors for the purpose of enforcing the rights of TCP and TMF to appoint designees to our Board of Directors, which right was granted to TCP and TMF in a Securities Purchase Agreement dated March 1, 2007 among TCP, TMF and us (then known as Tower Tech Holdings Inc.) (the “March 2007 Agreement”). Pursuant to the Founding Stockholders’ Proxy Agreements, each of the Founding Stockholders also agreed in his capacity as a director on our Board of Directors to vote for the Board of Directors designees of TCP and TMF and to enforce the rights of those entities in connection with any future acquisitions by them of our common stock. The Founding Stockholders’ Proxy Agreements terminate automatically at such time as Tontine no longer has the right to acquire our common stock or appoint directors to our Board of Directors.

y.              The Brad Foote Proxy Agreement:    In connection with our acquisition of Brad Foote and the appointment of J. Cameron Drecoll as our Chief Executive Officer and a director, the former Brad Foote stockholders and Tontine entered into a proxy agreement, whereby Tontine agreed that, so long as the former Brad Foote stockholders collectively own at least 15% of our common stock, Tontine will vote its shares of our common stock for Mr. Drecoll in any election of directors to our Board of Directors. The former Brad Foote stockholders similarly agreed that, so long as Tontine and its affiliates have the right to appoint at least one director to our Board of Directors under either the March 2007 Agreement or the Stock Purchase Agreement dated August 22, 2007 among the Company, Brad Foote and the former stockholders of Brad Foote (the “Brad Foote Acquisition Agreement”), the former Brad Foote stockholders will vote their shares of our common stock in favor of the election of those individuals appointed by Tontine. We issued a total of 16,036,450 shares of our common stock, including Mr. Drecoll’s 12,700,868 shares, to the former Brad Foote stockholders as consideration for the acquisition.

Tontine entered into a Right of First Offer and Right of First Refusal Letter with the Company, Integritas Inc. and the Founding Stockholders and certain trusts controlled by the Founding Stockholders pursuant to which Tontine has the right to purchase additional shares of the Company’s common stock in certain instances.

(2)                                 Represents shares held by TCP, TP, TMF, TOF, T25 and TCP2 as set forth in Tontine’s most recent amendment to its Schedule 13D filed with the SEC on March 10, 2010.

(3)                                 Represents 11,429,468 shares held by Mr. Drecoll as set forth in his most recent Form 4 filing with the SEC on January 22, 2010.  Mr. Drecoll acquired his shares of our common stock, and was appointed as a director and Chief Executive Officer, in connection with our acquisition of Brad Foote. On January 21, 2010, Mr. Drecoll sold a total of 1,125,000 shares of the Company’s common stock in the open market pursuant to a registered public offering for aggregate proceeds of $6,145,312.50.  Mr. Drecoll has entered into a voting agreement with Tontine, the terms of which are described above in Footnote 1 to this table.

Certain Transactions with Selling Stockholders

Tontine Financing Agreements

On March 1, 2007, in accordance with the March 2007 Agreement, we completed a private placement to TCP and TMF in which TCP and TMF purchased a total of 10,266,667 unregistered shares of our common stock from us at $1.50 per share. Also, pursuant to a securities purchase agreement dated as of March 1, 2007, by and among TCP, TMF and each of the Founding Stockholders, on March 1, 2007 TCP and TMF purchased a total of 2,400,000 shares of our common stock from the Founding Stockholders for $1.50 per share, for an aggregate purchase price of $3,600,000.

Pursuant to a securities purchase agreement dated as of August 23, 2007 (the “August 2007 Agreement”), by and among TCP and TMF and each of Alex C. Allie, Peter C. Allie, Christopher C. Allie, Stacey C. Culligan, Wergin Family

Dynasty Trust 2005, Daniel P. Wergin and Terence P. Fox (the “August 2007 Selling Stockholders”), on August 28, 2007, TCP and TMF purchased a total of 2,200,000 shares of our common stock for $4.00 per share from the August 2007 Selling Stockholders for an aggregate purchase price of $8,800,000.

On October 19, 2007, in accordance with the August 2007 Agreement, we completed a private placement to Tontine, in which we sold an aggregate of 12,500,000 shares of our common stock at $4.00 per share for a total purchase price of $50,000,000. In addition, TP, TMF and TOF provided interim debt financing of $25,000,000 in exchange for senior subordinated convertible promissory notes (each, a “Tontine Note,” and collectively, the “Tontine Notes”). We used the proceeds to finance the Brad Foote acquisition.

The Tontine Notes, which accrued interest at 9.5% per annum until July 19, 2008 and 13.5% thereafter, were to mature on October 19, 2010 and were subject to acceleration upon customary events of default. For each Tontine Note, Broadwind was to repay 10% of the original principal amount on the first anniversary of issuance, 40% of the original principal amount on the second anniversary and the remaining outstanding balance on the third anniversary. Each Tontine Note holder had the right to convert the outstanding principal of its Tontine Note into newly issued shares of Broadwind common stock at a conversion rate of $7.50 per share (the “Conversion Rights”). The Conversion Rights became effective January 19, 2008.

On January 16, 2008, in accordance with an amended and restated securities purchase agreement that was executed on January 3, 2008 (the “January 2008 Agreement”), we completed a private placement to TP and T25. TP and T25 purchased an aggregate of 2,031,250 unregistered shares of our common stock at $8.48 per share for a total purchase price of $17,225,000. We used the proceeds to finance the acquisition of EMS, our technical and engineering service business.

In connection with the March 2007 Agreement and the August 2007 Agreement, we agreed that for so long as Tontine holds at least 10% of our then issued and outstanding common stock, Tontine shall have the right to have a representative attend meetings of our Board of Directors as an observer, and that for so long as Tontine holds at least 20% of our then issued and outstanding common stock, Tontine shall have the right to appoint three members to our Board of Directors. On October 24, 2007, our Board of Directors elected William Barrett, Charles Beynon and James Lindstrom, each of whom was nominated by Tontine, as directors. Mr. Barrett resigned from our Board of Directors on February 3, 2009. William T. Fejes, Jr., who was nominated by Tontine, was appointed to our Board of Directors on March 19, 2009 to fill the vacancy created by Mr. Barrett’s resignation. For a further description of Tontine’s rights as to the Board of Directors, please refer to “Board of Directors and Management.”

On April 24, 2008, in accordance with a securities purchase agreement that was executed on April 22, 2008, we completed the first of two installments of a private placement to TCP, TP, TOF and T25, in which TP, TOF and T25 purchased an aggregate of 5,025,126 unregistered shares of our common stock at $7.96 per share for a total purchase price of approximately $40,000,000. TCP also agreed to purchase at a subsequent date an additional 7,537,688 unregistered shares of our common stock at $7.96 per share for a total purchase price of approximately $60,000,000. TCP purchased such shares on June 5, 2008. We used a majority of the proceeds for general working capital requirements, capital expansion projects and the acquisition of Badger, our logistics business.

On April 24, 2008, TP, TMF and TOF exercised the Conversion Rights under the Tontine Notes and converted the original principal amount of their respective senior subordinated convertible promissory notes issued in October 2007 into newly issued shares of our common stock at a conversion rate of $7.50 per share. Upon conversion, TP received 1,652,996 shares, TMF received 601,472 shares and TOMF received 1,078,864 shares.

We have also granted Tontine the right, subject to certain exceptions, to participate in any offerings, sales or exchanges of common stock or securities convertible into or exercisable for common stock by us, so as to allow Tontine to maintain its percentage ownership of common stock immediately prior to such issuances.

Tontine Registration Rights Agreement

In March 2007, we entered into a Registration Rights Agreement (as amended, the “Tontine Registration Rights Agreement”) with TCP and TOF. The Tontine Registration Rights Agreement was subsequently amended on October 19, 2007, July 18, 2008, September 12, 2008 and October 31, 2008. Pursuant to the Tontine Registration Rights Agreement, we agreed to register Tontine’s shares for resale and have provided Tontine with certain demand and piggyback registration rights. Tontine’s shares became registered for resale when our previous registration statement on Form S-1 (the “Selling Stockholder Registration Statement”) became effective on August 17, 2009. We are converting the Selling Stockholder Registration Statement on Form S-1 to a registration statement on Form S-3 through a post-effective amendment to the Selling Stockholder Registration Statement, of which this prospectus is a part.

Under the terms of the Tontine Registration Rights Agreement, in certain circumstances, Tontine was entitled to deliver a demand notice to the Company, which then triggered the obligation of the Company to file a registration statement with the SEC to register the shares held by Tontine as soon as reasonably practicable thereafter. Additionally, whenever the Company proposed to register any of its securities under the Securities Act, with certain exceptions, the Company was obligated to give notice to Tontine and provide an opportunity for piggyback registration of the shares held by the Tontine.

The amendment to the Tontine Registration Rights Agreement dated October 31, 2008 extended the deadline for our obligation to file a registration statement to December 31, 2008. On January 9, 2009, Tontine executed a Waiver (the “Waiver”) relating to the Registration Rights Agreement. The Waiver waived the requirement that we file a registration statement to register shares held by Tontine no later than December 31, 2008 and extended the deadline for our obligation to file the Selling Stockholder Registration Statement to March 31, 2009. On April 15, 2009, Tontine provided written notice to us with a demand that we file the Selling Stockholder Registration Statement as soon as possible and reserving all of Tontine’s rights under the Tontine Registration Rights Agreement. We filed the Selling Stockholder Registration Statement on Form S-1 and it became effective on August 17, 2009.  We are converting the Selling Stockholder Registration Statement on Form S-1 to a registration statement on Form S-3 through a post-effective amendment to the Selling Stockholder Registration Statement, of which this prospectus is a part.

Brad Foote Registration Rights Agreement

In connection with our acquisition of Brad Foote, we entered into a registration rights agreement with the former stockholders of Brad Foote (the “Former Stockholders”) on October 19, 2007 (the “Brad Foote Registration Rights Agreement”). Pursuant to the Brad Foote Registration Rights Agreement we agreed to provide the Former Stockholders (and their qualifying transferees) certain demand and piggyback registration rights with respect to the shares of common stock issued to them under the Brad Foote Acquisition Agreement. The shares held by J. Cameron Drecoll, our Chief Executive Officer and a Director and a Former Stockholder, became registered for resale when the Selling Stockholder Registration Statement became effective on August 17, 2009.  We are converting the Selling Stockholder Registration Statement on Form S-1 to a registration statement on Form S-3 through a post-effective amendment to the Selling Stockholder Registration Statement, of which this prospectus is a part.

Tax Payments in connection with Acquisition of Brad Foote

In June 2008, we reimbursed the former owners of Brad Foote, including J. Cameron Drecoll, one of our directors and our Chief Executive Officer (together, the “Brad Foote Selling Shareholders”), for the Section 338(h)(10) elections made by such former owners in the aggregate amount of approximately $2,800,000 pursuant to the terms of the Brad Foote Acquisition Agreement pursuant to which Brad Foote was acquired by us. Pursuant to a Settlement Agreement with the Brad Foote Selling Shareholders, we have agreed to make additional payments in respect of certain tax obligations incurred in connection with our acquisition of Brad Foote as described below under “Release of Brad Foote Acquisition Escrow Fund.”

Release of Brad Foote Acquisition Escrow Fund

On May 26, 2009, we entered into a settlement agreement (the “Settlement Agreement”) with the Brad Foote Selling Shareholders, including J. Cameron Drecoll, our current Chief Executive Officer, related to the post-closing escrow established in connection with our acquisition of Brad Foote. Under the terms of the Settlement Agreement, we received the entire cash escrow balance of $5,000,000 plus accrued interest income of $82,000, which was recorded as other income. In exchange, we agreed to cause the release to the Brad Foote Selling Shareholders of 2,500,000 shares of our common stock held under the escrow agreement in proportion to their ownership interest in Brad Foote prior to its acquisition by us. In addition, we agreed to make a cash payment of $30,000 to one Brad Foote Selling Shareholder and issued promissory notes to the three Selling Shareholders in the aggregate principal amount of $3,000,000 (each a “Selling Shareholder Note”, and collectively the “Selling Shareholder Notes”) in respect of certain tax reimbursement obligations arising in connection with our acquisition of Brad Foote, and which was recorded as an increase to the purchase price in goodwill as they related to tax settlements calculated in accordance with the purchase agreement. We also paid to Mr. Drecoll certain tax refunds in the aggregate amount of approximately $2,212,000 related to our acquisition of Brad Foote and tax payments in respect of the period prior to the acquisition to which we believe the Brad Foote Selling Shareholders are entitled (or to which we are entitled on their behalf). The Selling Shareholder Notes mature on May 28, 2012 and bear interest at a rate of 7% per annum, with interest payments due quarterly. The Selling Shareholder Note issued to Mr. Drecoll in the principal amount of $2,320,000 and pursuant to the terms of the Settlement Agreement is deemed by us to be a related party transaction. As of December 31, 2009, principal of $3,000,000 and accrued interest of $53,000 was outstanding under the Selling Shareholder Notes. We have accounted for the Selling Shareholder Notes as long-term debt in our consolidated balance sheets as of December 31, 2009.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at prevailing market prices or negotiated prices.  The selling stockholders may use any one or more of the following methods when disposing of shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•                  sales on any national securities exchange or quotation service on which the shares are listed or quoted at the time of sale;

•                  sales in the over-the-counter market;

•                  privately negotiated transactions;

•                  to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

•                  through the writing of options on the shares, whether or not the options are listed on an options exchange;

•                  through the distribution of the shares by any selling stockholder to its partners, members or shareholders;

•                  one or more underwritten offerings on a firm commitment or best efforts basis;

•                  to cover hedging transactions (other than short sales) made pursuant to this prospectus;

•                  a combination of any of these methods of sale; and

•                  any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available, or in another transaction that is exempt from the registration requirements of the Securities Act, rather than under this prospectus.  The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling stockholder defaults on a margin loan, the broker may, from time to time, foreclose on the shares.  In the event of a foreclosure, the broker will be considered a selling stockholder under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  To the extent required under the Securities Act, any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling stockholders will sell all or any portion of the shares offered under this prospectus.

We have agreed with the selling stockholders in this offering to use our reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part until the earlier of (i) the date on which all shares of the selling stockholders offered by this prospectus have been sold by the selling stockholders, and (ii) the date on which the selling stockholders may sell all of their shares offered by this prospectus without registration under Rule 144 of the Securities Act without any limitation on the amount of securities that may be sold under Rule 144.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus.  However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling stockholders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Broadwind Energy, Inc. and subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2009 in reliance upon the reports of Grant Thornton LLP (whose internal control report expressed an adverse opinion related to a material weakness in internal control) and  the consolidated financial statements of Brad Foote Gear Works, Inc. as of and for the nine months ended September 30, 2007,  have been incorporated by reference from our Current Report on Form 8-K/A as filed on May 27, 2009, in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information contained in documents that we file with the SEC into this prospectus. This means that we can disclose important information to you by referring you to those documents and that the information included in those documents is considered part of this prospectus. The following documents filed with the SEC are incorporated by reference into this prospectus, unless otherwise indicated:

•                  Our Annual Report on Form 10-K for the year ended December 31, 2009, as filed on March 12, 2010;

•                  Our Current Reports on Form 8-K filed on January 5, 2010, January 14, 2010 and March 24, 2010;

•                  The financial statements included in Exhibit 99.3 to our Current Report on Form 8-K/A as filed on May 27, 2009; and

•                  The description of our common stock as set forth in our Registration Statement on Form 8-A filed with the SEC on April 8, 2009 (File No. 001-34278).

In addition, all documents we subsequently file with the SEC by pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the initial filing of the registration statement related to this prospectus and prior to the termination of the offering of the securities described in this prospectus, shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in a subsequently filed document which is incorporated or deemed to be incorporated herein modifies or supersedes such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the shares of our common stock offered by this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement. This prospectus summarizes provisions that we consider material of certain contracts and other documents to which we refer you. Because the summaries may not contain all of the information that you may find important, you should review the full text of those documents. We have included copies of those documents as exhibits to the registration statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports and documents that have been incorporated by reference in this prospectus contained in the registration statement but not delivered with the prospectus. We will provide these documents, at no cost to the requestor, upon written or oral request directed to: Broadwind Energy, Inc., 47 East Chicago Avenue, Suite 332, Naperville, Illinois, 60540, Attention: Corporate Secretary, telephone number (630) 637-0315.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. All documents we file with the SEC, including the registration statement of which this prospectus forms a part and the exhibits thereto may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The registration statement and other information filed by us with the SEC, including the documents incorporated by reference in the prospectus, are also available at the SEC’s website at http://www.sec.gov, as well as on our website, www.broadwindenergy.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

After the offering, we and our stockholders will continue to be subject to the proxy solicitation rules, annual and periodic reporting requirements, restrictions of stock purchases and sales by affiliates and other requirements of the Exchange Act. We will furnish our stockholders with annual reports containing audited financial statements certified by independent auditors and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

51,393,103 Shares

COMMON STOCK

PROSPECTUS (subject to completion)

   , 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

Set forth below is a table of the registration fee for the SEC and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the registration statement, other than underwriting discounts and commissions:

Securities and Exchange Commission Registration Fee	$28,351
Printing Expenses	$21,500	(1)
Legal Fees and Expenses	$400,000	(1)
Accounting Fees and Expenses	$50,000	(1)
Total	$499,851	(1)

(1) Inclusive of expenses incurred in connection with the Company’s prior filings on Form S-1 (Registration No. 333-159487).

Item 15.  Indemnification of Directors and Officers

Delaware Law

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Sections 145(a) and (b) of the DGCL provide that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a derivative action)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized by Section 145 of the DGCL. Section 145(e) of the DGCL further provides that such expenses (including attorneys’ fees) incurred by former directors and officers or other employees or agents of the corporation may be so paid upon such terms and conditions as the corporation deems appropriate.

Section 145(g) of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Charter Provisions and Other Arrangements

Our certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately by a court of competent jurisdiction that such person is not entitled to be indemnified by us. Under Article XI of our certificate of incorporation, we may maintain insurance on behalf of any person who is or was a director or officer of us, or is or was serving at the request of us as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not we have the power in indemnify such person.

In addition, as permitted by the DGCL, our certificate of incorporation provides that no director will be liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director, except that a director will be personally liable for:

•                  any breach of his or her duty of loyalty to us or our stockholders;

•                  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•                  the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•                  any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Pursuant to Section 145 of the DGCL and our certificate of incorporation, we maintain directors’ and officers’ liability insurance coverage.

Item 16.  Exhibits and Financial Statement Schedules

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 17.  Undertakings

(a)          The undersigned registrant hereby undertakes:

(1)               To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)               That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser,

(i)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)               That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, State of Illinois, on March 26, 2010.

BROADWIND ENERGY, INC.

By:	/s/ J. CAMERON DRECOLL
	Name:	J. Cameron Drecoll
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Capacity	Date

/s/ J. CAMERON DRECOLL	Chief Executive Officer and Director
J. Cameron Drecoll	(Principal Executive Officer)	March 26, 2010

/s/ STEPHANIE K. KUSHNER	Chief Financial Officer (Principal
Stephanie K. Kushner	Financial Officer)	March 26, 2010

/s/ KEVIN E. JOHNSON	Corporate Controller and Chief
Kevin E. Johnson	Accounting Officer (Principal	March 26, 2010
Accounting Officer)

*	Chairman of the Board	March 26, 2010
James M. Lindstrom

*	Director	March 26, 2010
Charles H. Beynon

*	Director	March 26, 2010
Williams T. Fejes, Jr.

*	Director	March 26, 2010
Terence P. Fox

*	Director	March 26, 2010
David Reiland

* By:	/s/ J. CAMERON DRECOLL
J. Cameron Drecoll
Attorney-in-fact

I. EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
5.1	Opinion of Sidley Austin LLP (previously filed)

23.1	Consent of Grant Thornton LLP (filed herewith)

23.2	Consent of Sidley Austin LLP (included in Exhibit 5.1)

24.1	Power of Attorney (previously filed)